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             DST SYSTEMS, INC. ANNOUNCES CLOSING OF ACQUISITION OF
                       CONTROLLING INTEREST IN EQUISERVE

KANSAS CITY, MO. (March 30, 2001) - DST Systems, Inc. (NYSE: DST) announced today that it has completed the acquisition of a controlling equity position in EquiServe Limited Partnership by purchasing interests held by FleetBoston Financial and Bank One Corporation.

Financial terms of the transaction were not disclosed. FleetBoston Financial and Bank One each will continue various banking relationships with EquiServe and use EquiServe as its transfer agent.

EquiServe's financial results will be consolidated with those of DST and on a proforma basis, the acquisition is not expected to have a material impact on DST's net income or earnings per share for 2001.

EquiServe is one of the nation's largest corporate shareholder service providers, maintaining and servicing the records of approximately 24 million shareholder accounts for approximately 1,400 publicly traded companies. EquiServe employs approximately 2,600 associates and recorded revenues of approximately $325 million for the year 2000.

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-K/A dated March 25, 1999, filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

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